EXHIBIT 99.1

Heritage-Crystal Clean, Inc. Announces 2018 Fourth Quarter and Full Year Financial Results

Fourth Quarter Highlights:

  Environmental Services segment revenue was a record $85.9 million, a 15.0% increase compared to the fourth quarter of 2017
  Environmental Services segment profit before corporate selling, general, and administrative expenses increased $3.1 million, or 15.3%, compared to the fourth quarter of 2017

Full Year Highlights:

  Total Company revenue for fiscal 2018 was a record $410.2 million, a 12.1% increase over 2017
  Environmental Services segment 2018 revenue was a record $271.1 million, an increase of 13.9% compared to 2017

ELGIN, Ill., March 05, 2019 (GLOBE NEWSWIRE) -- Heritage-Crystal Clean, Inc. (Nasdaq: HCCI), a leading provider of parts cleaning, hazardous and non-hazardous waste services, used oil re-refining, antifreeze recycling and field services primarily focused on small and mid-sized customers, today announced results for the fourth quarter of fiscal 2018 and for the full fiscal year, which ended December 29, 2018.

Fourth Quarter Review

Revenue for the fourth quarter of 2018 was $127.1 million compared to $115.8 million for the same quarter of 2017, an increase of 9.7%.

Operating margin decreased to 16.1% from 20.4% in the fourth quarter of 2017 as higher revenue in our Environmental Services segment was more than offset by higher shutdown maintenance, higher transportation, and higher labor costs along with a decrease in base oil spread compared to the year-ago quarter. Our SG&A expense as a percentage of revenue was 12.2% for the fourth quarter, slightly lower than 12.7% of revenue in the fourth quarter of 2017 mainly due to higher revenue and lower incentive compensation, partially offset by a reduction in tax reserves in the fourth quarter of 2017.

Net income attributable to common shareholders was $2.5 million, or $0.11 a diluted share, for the fourth quarter of 2018. This compares to net income attributable to common shareholders of $11.7 million, or $0.51 a diluted share in the year earlier quarter which included a tax reform benefit of $6.2 million, or $0.27 a diluted share.

Fiscal 2018 Review

In 2018, we generated $410.2 million of revenue compared to prior year revenue of $366.0 million, an increase of $44.2 million, or 12.1%, driven by strong growth in our Environmental Services segment.

Operating margin decreased to 18.1% in fiscal 2018 compared to 20.6% in fiscal 2017. The decline in profitability is due to higher labor, transportation, and disposal costs, along with higher re-refinery shutdown and maintenance costs which outpaced our revenue growth compared to fiscal 2017. SG&A expense for fiscal 2018 was 11.6% of revenue, down from 13.0% in fiscal 2017, mainly due to higher revenue and lower legal expenses year over year.

Net income attributable to common shareholders for fiscal 2018 was $14.7 million, or $0.63 a diluted share, compared to net income of $28.1 million, or $1.23 a diluted share, for fiscal 2017. On an adjusted basis, fiscal 2018 net income was flat compared to fiscal 2017 at $16.0 million, while earnings per share for fiscal 2018 was $0.68 a diluted share compared to $0.70 a diluted share for fiscal 2017.

Segments

Our Environmental Services segment includes parts cleaning, containerized waste, vacuum services, antifreeze recycling, and field services. The Environmental Services segment reported record revenue of $85.9 million, an increase of $11.2 million, or 15.0%, during the quarter compared to the fourth quarter of fiscal 2017. The increase in revenue was driven mainly by double digit growth in our field services, antifreeze, containerized waste, vacuum services and aqueous parts cleaning businesses. During fiscal 2018, Environmental Services segment revenue increased $33.1 million, or 13.9%, compared to fiscal 2017.

President and CEO Brian Recatto commented, "We're proud of our performance in the Environmental Services segment during the fourth quarter. We not only delivered double-digit year over year revenue growth without any significantly large field services projects, but we were also able to achieve an operating margin of 27.3%."

Our Oil Business segment includes used oil collection activities, sales of recycled fuel oil, and re-refining activities. During the fourth quarter of fiscal 2018, Oil Business revenues were flat at $41.2 million compared to the fourth quarter of fiscal 2017 mainly due to a planned, extended shut-down at our re-finery and the resulting negative impact on production. Oil Business segment operating margin fell to (7.1%) in the fourth quarter of 2018 compared to 7.9% during the same period of 2017 mainly due to higher shut-down expenses which drove higher logistics costs, along with an increase in the cost of used oil feedstock which was only partially offset by higher selling prices for our Oil Business products. Full year 2018 revenue was up $11.2 million compared to fiscal 2017, while operating margin for the year was 3.4% compared to 6.8% for fiscal 2017.

Recatto commented, "As expected, we experienced higher than normal maintenance costs and lower production due to our planned re-refinery shutdown at the beginning of the fourth quarter. On a positive note, we were able to complete equipment upgrades during the shutdown which should allow us to operate the re-refinery more effectively going forward. Unfortunately, during the second half of the fourth quarter, the market for base oil was in an oversupplied position which caused a decline in our base oil netback. We reacted by beginning to bring down the cost of our feedstock to try and offset the narrowing of our spread. While we still have work to do, we are currently back in a charge-for-oil position for used oil collection and we are confident in our ability to operate the re-refinery at higher levels during fiscal 2019."

Safe Harbor Statement

All references to the “Company,” “we,” “our,” and “us” refer to Heritage-Crystal Clean, Inc., and its subsidiaries.

This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: general economic conditions and downturns in the business cycles of automotive repair shops, industrial manufacturing businesses and small businesses in general; increased solvent, fuel and energy costs and volatility, including a drop in the price of crude oil, the selling price of lubricating base oil, solvent, fuel, energy, and commodity costs; our ability to enforce our rights under the FCC Environmental purchase agreement; our ability to pay our debt when due and comply with our debt covenants; our ability to successfully operate our used oil re-refinery and to cost-effectively collect or purchase used oil or generate operating results; increased market supply or decreased demand for base oil; further consolidation and/or declines in the United States automotive repair and manufacturing industries; the impact of extensive environmental, health and safety and employment laws and regulations on our business; legislative or regulatory requirements or changes adversely affecting our business; competition in the industrial and hazardous waste services industries and from other used oil re-refineries; claims and involuntary shutdowns relating to our handling of hazardous substances; the value of our used solvents and oil inventory, which may fluctuate significantly; our ability to expand our non-hazardous programs for parts cleaning; our dependency on key employees; our level of indebtedness, which could affect our ability to fulfill our obligations, impede the implementation of our strategy, and expose us to interest rate risk; our ability to effectively manage our network of branch locations; the control of The Heritage Group over the Company; and the risks identified in the Company's Annual Report on Form 10-K filed with the SEC on March 1, 2018. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services to small and mid-sized customers in both the manufacturing and vehicle service sectors. Our service programs include parts cleaning, containerized waste management, used oil collection and re-refining, vacuum truck services and waste antifreeze collection and recycling. These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens. Our customers include businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops, and trucking firms, as well as small manufacturers, such as metal product fabricators and printers. Through our used oil re-refining program, we recycle used oil into high quality lubricating base oil, and we are a supplier to firms that produce and market finished lubricants. Heritage-Crystal Clean, Inc. is headquartered in Elgin, Illinois, and operates through 89 branches serving over 90,000 customer locations.

Conference Call

The Company will host a conference call on Wednesday, March 6, 2019 at 9:30 AM Central Time, during which management will make a brief presentation focusing on the Company's operations and financial results. Interested parties can listen to the audio webcast available through our company website, http://crystal-clean.com/investor-relations/, and can participate in the call by dialing (720) 545-0014.

The Company uses its website to make available information to investors and the public at www.crystal-clean.com.

CONTACT
Mark DeVita, Chief Financial Officer, at (847) 836-5670

Heritage-Crystal Clean, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 29, 2018	December 30, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$43,579	$41,889
Accounts receivable - net	51,744	45,491
Inventory - net	33,059	21,639
Other current assets	6,835	5,895
Total Current Assets	135,217	114,914
Property, plant and equipment - net	139,987	128,119
Equipment at customers - net	23,814	23,312
Software and intangible assets - net	14,681	16,732
Goodwill	34,123	31,580
Total Assets	$347,822	$314,657

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$32,630	$25,568
Contract liabilities - net	166	—
Accrued salaries, wages, and benefits	6,024	6,386
Taxes payable	6,120	5,787
Other current liabilities	5,089	2,690
Total current liabilities	50,029	40,431
Term loan, less current maturities - net	29,046	28,744
Deferred income taxes	14,516	9,556
Total liabilities	$93,591	$78,731

STOCKHOLDERS' EQUITY:
Common stock - 26,000,000 shares authorized at $0.01 par value, 23,058,584 and 22,891,674 shares issued and outstanding at December 29, 2018 and December 30, 2017, respectively	$231	$229
Additional paid-in capital	197,533	193,640
Retained earnings	55,819	41,359
Total Heritage-Crystal Clean, Inc. stockholders' equity	253,583	235,228
Noncontrolling interest	648	698
Total equity	254,231	235,926
Total liabilities and stockholders' equity	$347,822	$314,657

Heritage-Crystal Clean, Inc.
Condensed Consolidated Statements of Operations
(In Thousands, Except per Share Amounts)
(Unaudited)

	For the Fourth Quarters Ended,		For the Fiscal Years Ended,
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017

Revenues
Service revenues	$78,057	$71,928	$250,262	$233,999
Product revenues	49,002	43,863	159,921	131,958
Total revenues	$127,059	$115,791	$410,183	$365,957

Operating expenses
Operating costs	$102,462	$87,892	$323,165	$276,102
Selling, general, and administrative expenses	14,529	13,530	47,714	47,401
Depreciation and amortization	5,079	5,465	16,157	17,967
Other expense (income) - net	623	172	1,606	(10,940)
Operating income	4,366	8,732	21,541	35,427
Interest expense – net	310	320	1,052	1,094
Income before income taxes	4,056	8,412	20,489	34,333
Provision for (benefit of) income taxes	1,455	(3,438)	5,451	5,923
Net income	$2,601	$11,850	$15,038	$28,410
Income attributable to noncontrolling interest	97	130	310	287
Income attributable to Heritage-Crystal Clean, Inc. common stockholders	$2,504	$11,720	$14,728	$28,123

Net income per share: basic	$0.11	$0.51	$0.64	$1.24
Net income per share: diluted	$0.11	$0.51	$0.63	$1.23

Number of weighted average shares outstanding: basic	23,056	22,887	23,026	22,662
Number of weighted average shares outstanding: diluted	23,411	23,099	23,334	22,922

Heritage-Crystal Clean, Inc.
Reconciliation of Operating Segment Information
(In Thousands)
(Unaudited)

For the Fourth Quarters Ended,

December 29, 2018
	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$74,377	$3,680	$—	$78,057
Product revenues	11,526	37,476	—	49,002
Total revenues	$85,903	$41,156	$—	$127,059
Operating expenses
Operating costs	60,318	42,144	—	102,462
Operating depreciation and amortization	2,175	1,954	—	4,129
Profit (loss) before corporate selling, general, and administrative expenses	$23,410	$(2,942)	$—	$20,468
Selling, general, and administrative expenses			14,529	14,529
Depreciation and amortization from SG&A			950	950
Total selling, general, and administrative expenses			$15,479	$15,479
Other expense - net			623	623
Operating income			—	4,366
Interest expense - net			310	310
Income before income taxes				$4,056

December 30, 2017

	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$66,748	$5,180	$—	$71,928
Product revenues	7,957	35,906	—	43,863
Total revenues	$74,705	$41,086	$—	$115,791
Operating expenses
Operating costs	52,214	35,678	—	87,892
Operating depreciation and amortization	2,185	2,150	—	4,335
Profit before corporate selling, general, and administrative expenses	$20,306	$3,258	$—	$23,564
Selling, general, and administrative expenses			13,530	13,530
Depreciation and amortization from SG&A			1,130	1,130
Total selling, general, and administrative expenses			$14,660	$14,660
Other expense - net			172	172
Operating income			—	8,732
Interest expense - net			320	320
Income before income taxes				$8,412

For the Fiscal Years Ended,

December 29, 2018
	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$237,806	$12,456	$—	$250,262
Product revenues	33,324	126,597	—	159,921
Total revenues	$271,130	$139,053	$—	$410,183
Operating expenses
Operating costs	194,959	128,206	—	323,165
Operating depreciation and amortization	6,766	6,141	—	12,907
Profit before corporate selling, general, and administrative expenses	$69,405	$4,706	$—	$74,111
Selling, general, and administrative expenses			47,714	47,714
Depreciation and amortization from SG&A			3,250	3,250
Total selling, general, and administrative expenses			$50,964	$50,964
Other expense - net			1,606	1,606
Operating income			—	21,541
Interest expense - net			1,052	1,052
Income before income taxes				$20,489

December 30, 2017

	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$212,883	$21,116	$—	$233,999
Product revenues	25,172	106,786	—	131,958
Total revenues	$238,055	$127,902	$—	$365,957
Operating expenses
Operating costs	163,633	112,469	—	276,102
Operating depreciation and amortization	7,526	6,776	—	14,302
Profit before corporate selling, general, and administrative expenses	$66,896	$8,657	$—	$75,553
Selling, general, and administrative expenses			47,401	47,401
Depreciation and amortization from SG&A			3,665	3,665
Total selling, general, and administrative expenses			$51,066	$51,066
Other (income) - net			(10,940)	(10,940)
Operating income			—	35,427
Interest expense - net			1,094	1,094
Income before income taxes				$34,333

Heritage-Crystal Clean, Inc.
Reconciliation of our Net Income Determined in Accordance with U.S. GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA) and Adjusted EBITDA
(Unaudited)

	For the Fourth Quarters Ended,		For the Fiscal Years Ended,

(thousands)	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017

Net income	$2,601	$11,850	$15,038	$28,410

Interest expense - net	310	320	1,052	1,094

Provision for (benefit of) income taxes	1,455	(3,438)	5,451	5,923

Depreciation and amortization	5,079	5,465	16,157	17,967

EBITDA(a)	$9,445	$14,197	$37,698	$53,394

Legal Fees (b)	—	—	—	727

Non-cash compensation (c)	1,321	1,074	4,381	3,036

Gain on sale of property (d)	—	—	—	(3,071)

Severance (e)	67	—	706	1,221

Gain from Arbitration award and FCC Settlement (f)	—	—	—	(8,736)

Site Closure Costs (g)	271	622	966	622

Adjusted EBITDA (h)	$11,104	$15,893	$43,751	$47,193

(a)	EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;

EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only as a supplement.

(b)	Legal fees incurred to resolve routine and non-routine matters stemming from the acquisition of FCC Environmental and International Petroleum Corp.

(c)	Non-Cash compensation expenses which are recorded in SG&A.

(d)	Gain from having sold a facility located in Pompano Beach, Florida.

(e)	Severance charges related to the departure of our former COO (2017).

(f)	Gains from partial award for claims made in our arbitration related to our acquisition of FCC Environmental and International Petroleum Corp. in 2014 and settlement of disputes related to the acquisition of FCC Environmental and International Petroleum Corp. of Delaware.

(g)	Costs primarily associated with closure of the Company’s facility located in Wilmington, Delaware.

(h)	We have presented Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it may be used by analysts, investors, our lenders, and other interested parties in the evaluation of our performance. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

Use of Non-GAAP Financial Measures

Adjusted net earnings and adjusted net earnings per share are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as substitute for, financial measures prepared in accordance with GAAP. Management believes that adjusted net earnings and adjusted net earnings per share provide investors and management useful information about the earnings impact of certain severance and related costs.

Reconciliation of our Net Earnings and Net Earnings Per Share Determined in Accordance with U.S. GAAP to our Non-GAAP Adjusted Net Earnings and Non-GAAP Adjusted Net Earnings Per Share
(Dollars in thousands, except per share data)
(Unaudited)

	Fourth Quarters Ended,		Fiscal Years Ended,

	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017

GAAP net earnings	$2,504	$11,720	$14,728	$28,123

Site Closure costs (a)	271	622	966	622
Tax effect on site closure costs	(71)	(218)	(247)	(232)

Severance of certain employees (b)	—	—	706	—
Tax effect on severance	—	—	(180)	—

Tax reform benefit of deferred tax liability (c)	—	(6,155)	—	(6,155)

Gain from Arbitration Award(d)	—	—	—	(5,136)

Interest income from Arbitration Award	—	—	—	(409)

Extraordinary Legal fees(e)	—	—	—	784

Gain from settlement with sellers of FCCE(f)	—	—	—	(3,600)

Gain on sale from property(g)	—	—	—	(3,071)

Severance of COO(h)	—	—	—	1,221

Net tax effect of items above	—	—	—	3,815

Adjusted net earnings	$2,704	$5,969	$15,973	$15,962

GAAP diluted earnings per share	$0.11	$0.51	$0.63	$1.23

Site closure costs per share	0.01	0.03	0.04	0.03
Tax effect on site closure costs per share	—	(0.01)	(0.01)	(0.01)

Severance of certain employees per share	—	—	0.03	—

Tax effect on severance of certain employees per share	—	—	(0.01)	—

Tax reform benefit of deferred tax liability per share	—	(0.27)	—	(0.27)

Gain from Arbitration Award per share	—	—	—	(0.22)

Interest income from Arbitration Award per share	—	—	—	(0.02)

Extraordinary Legal fees per share	—	—	—	0.03

Gain from settlement with sellers of FCCE per share	—	—	—	(0.16)

Gain on sale from property per share	—	—	—	(0.13)

Severance of COO per share	—	—	—	0.05

Net tax effect per share of items above	—	—	—	0.17

Adjusted diluted earnings per share	$0.12	$0.26	$0.68	$0.70

(a) Costs primarily associated with closure of certain facilities of the Company.

(b) Severance due to retirement and other employee separations.

(c) Benefit from the revaluation of our net deferred income tax liability as a result of the new federal income tax law.

(d) Arbitration Award, interest income, and legal fess stemming from the acquisition of FCC Environmental and International Petroleum Corp.

e) Legal fees stemming from the acquisition of FCC Environmental.

(f) Settlement from the acquisition of FCC Environmental and International Petroleum Corp. of Delaware.

(g) Gain from having sold a facility located in Pompano Beach, Florida.